EXHIBIT 99.3

Omnicare, Inc.

Offer to Exchange

Series B 4.00% Trust Preferred Income Equity Redeemable Securities (PIERS)

of Omnicare Capital Trust II and an Exchange Fee

for any and all of the Outstanding

4.00% Trust Preferred Income Equity Redeemable Securities (PIERS)

of Omnicare Capital Trust I

(CUSIP No. 68214L201)

THE EXCHANGE OFFER (AS HEREINAFTER DEFINED) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 7, 2005 OR SUCH LATER TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED (SUCH TIME AND DATE, THE “EXPIRATION DATE”). TENDERED OLD TRUST PIERS MAY BE WITHDRAWN AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

February 7, 2005

TO OUR CLIENTS:

Enclosed for your consideration is a preliminary prospectus, dated February 7, 2005 (as amended or supplemented from time to time, the Exchange Offer Prospectus) of Omnicare, Inc. (the “Company”), a Delaware corporation, and the accompanying Letter of Transmittal (the “Letter of Transmittal”) in connection with the offer to exchange (the “Exchange Offer”) $50 in liquidation amount of Series B 4.00% Trust Preferred Income Equity Redeemable Securities of Omnicare Capital Trust II (the “New Trust PIERS”) plus an exchange fee of $0.125 per $50 liquidation amount of New Trust PIERS (the “Exchange Fee”), upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus and in the Letter of Transmittal, for each $50 in liquidation amount of Omnicare Capital Trust I’s 4.00% Trust Preferred Income Equity Redeemable Securities, CUSIP No. 68214L201 (the “Old Trust PIERS”). Each New Trust PIERS represents an undivided beneficial interest in Omnicare Capital Trust II, which assets will consist solely of new convertible subordinated debentures issued by the Company. All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Exchange Offer Prospectus.

We are (directly or through our nominee) the registered holder of Old Trust PIERS held for your account. A tender of such Old Trust PIERS may be made only by us (or our nominee) as the registered holder and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Trust PIERS held by us (or our nominee) for your account.

Accordingly, we request that you advise us whether you wish us to tender any or all of the Old Trust PIERS held by us for your account upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus and the Letter of Transmittal. Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Trust PIERS on your behalf in accordance with the provisions of the Exchange Offer.

The Exchange Offer will expire at midnight, New York City time, on March 7, 2005, unless extended by the Company.

Your attention is directed to the following:

1. The Company is offering to exchange $50 in stated liquidation amount of New Trust PIERS plus an exchange fee of $0.125 for every $50 in stated liquidation amount of Old Trust PIERS accepted for exchange.

2. The Exchange Offer will expire at 12:00 midnight, New York City Time, on March 7, 2005 or such later time and date to which the Exchange Offer is extended. If you desire to exchange your Old Trust PIERS for New Trust PIERS and an Exchange Fee, we must receive your instructions in ample time to permit us to effect a tender of Old Trust PIERS on your behalf prior to the Expiration Date, unless extended or earlier terminated.

3. Any transfer taxes incident to the transfer of the Old Trust PIERS from the holder to the Company will be paid by the Company, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

4. Old Trust PIERS tendered prior to the Expiration Date may be validly withdrawn, at any time prior to the Expiration Date by following the procedures set forth in the Exchange Offer Prospectus, but not thereafter unless the Exchange Offer is terminated without any Old Trust PIERS being accepted for exchange thereunder. See “The Exchange Offer—Withdrawal of Tenders” in the Exchange Offer Prospectus.

5. The Company’s obligation to accept for exchange any Old Trust PIERS validly tendered and not validly withdrawn pursuant to the Exchange Offer is conditioned upon satisfaction or the Company’s waiver of the conditions set forth in “The Exchange Offer—Conditions to the Exchange Offer” in the Exchange Offer Prospectus. In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated, the New Trust PIERS will not be issued or become issuable, and the Exchange Fee will not be paid or become payable, to holders of Old Trust PIERS who have tendered their Old Trust PIERS pursuant to the Exchange Offer, and Old Trust PIERS previously tendered pursuant to the Exchange Offer will be promptly returned to the tendering holders.

If you wish to have us tender any or all of your Old Trust PIERS, please so instruct us by completing, detaching and returning to us the instruction form set forth below. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Trust PIERS.

Instructions With Respect to Exchange Offer

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer by Company with respect to the Old Trust PIERS.

This will instruct you to tender the Old Trust PIERS indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Exchange Offer Prospectus and the related Letter of Transmittal.

SIGN HERE

Signature	Signature (If more than one account holder)

Name (Please Print)	Name (Please Print)

Address	Telephone No. (including Area Code)

City, State and Zip Code	Account Number with Us Dated: 2002
Tax Identification or Social Security No.

Liquidation Amount* of Old Trust PIERS Tendered

*	If no amount is indicated, the above signed will be deemed to have instructed us to tender the entire liquidation amount of Old Trust PIERS by the above signed.